    Exhibit 5.6

CONSENT OF EXPERT

August 26, 2019

Eldorado Gold Corporation

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Eldorado Gold Corporation

I, Paul Skayman, do hereby consent to:

(1)
the filing of the written disclosure regarding (i) the technical report entitled “NI 43-101 Technical Report Skouries Project Greece”, effective January 1, 2018; (ii) the technical report entitled “Technical Report, Kişladağ Milling Project, Turkey” effective March 16, 2018; (iii) the technical report entitled “Technical Report on the Olympias Project, Au Pb Zn Ag Deposit, Northern Greece” dated July 14, 2011; (iv) the technical report entitled “Technical Report for the Lamaque Project, Quebec, Canada” effective March 21, 2018; (v) the technical report entitled “Technical Report on the Efemcukuru Project” dated September 17, 2007 effective August 1, 2007; and (vi) other information pertaining to these reports, including extracts from or a summary of these reports (together, the “Technical Disclosures”), in relation to the Annual Information Form of Eldorado Gold Corporation (the “Company”) for the period ended December 31, 2018 (the “AIF”);

(2)
except as otherwise noted in the applicable filings, the filing of (i) the scientific and technical information contained in the AIF for all properties described in the AIF and the technical data disclosed in the AIF relating to Kişladağ, Efemcukuru, Olympias, Skouries and Lamaque; (ii) the scientific and technical information contained in the Company’s Management Discussion and Analysis of Financial Condition and Results of Operation for the year ended December 31, 2018 (the “Annual MD&A”); (iii) the scientific and technical information contained in the Company’s Management Discussion and Analysis of Financial Condition and Results of Operation for the three months ended June 30, 2019 (the “Interim MD&A”); (iv) the scientific and technical information contained in the Company’s Material Change Report dated August 2, 2019 (the “August MCR”); (v) the scientific and technical information contained in the Company’s Material Change Report dated May 7, 2019 (the “May MCR”); (vi) the scientific and technical information contained in the Company’s Material Change Report dated February 28, 2019 (the “February MCR”); (vii) the scientific and technical information contained in the Company’s Material Change Report dated January 31, 2019 (the “January MCR”) (the scientific and technical information described in (2)(i)-(vi), the “Scientific and Technical Information”);

(3)
the Technical Disclosures and the Scientific and Technical Information contained in or incorporated by reference into the Company’s Form F-10 Registration Statement (the “Form F-10”), being filed with the United States Securities and Exchange Commission and any amendments thereto;

(4)
the use of my name in the AIF, Annual MD&A, Interim MD&A, August MCR, May MCR, February MCR, January MCR and Form F-10; and

(5)
the incorporation by reference of the AIF, Annual MD&A, Interim MD&A, August MCR, May MCR, February MCR, January MCR into the Form F-10.

By:	/s/ Paul Skayman
Paul Skayman, FAusIMM
Eldorado Gold Corporation
Chief Operating Officer